Exhibit 10(e)

                     ALBERTO-CULVER COMPANY

                     1994 STOCK OPTION PLAN
                   FOR NON-EMPLOYEE DIRECTORS


     1.    Purpose.   The principal purpose of the 1994 Stock Option Plan
for Non-Employee Directors (the  "Director Plan") is  to benefit
Alberto-Culver Company (the "Company") and its subsidiaries by offering its non-employee directors an opportunity to become holders of the Company's Class A common stock, par value $.22 per share, in order to enable them to represent the viewpoint of other stockholders of the Company more effectively and to encourage them to continue serving as directors of the Company.

      2. Administration. The Director Plan shall be administered by the Board of Directors, whose interpretation of the terms and provisions of the Director Plan shall be final and conclusive.

      3.    Eligibility.   Options shall be  granted under this Director
Plan only to members of the Board of Directors who are not officers or employees of the Company or any of its subsidiaries.

      4.    Granting of Options.

            (a) An option to purchase 7,500 shares of Class A common stock from the Company shall be automatically granted by the Board of Directors, without further action required, to each director of the Company upon his or her initial election or appointment as a director of the Company and to eachperson who is an incumbent director on October 27, 1994; provided such director is eligible at time under the terms of Paragraph 3 of this Director Plan, and provided, further, that no person shall be granted more than one such option pursuant to this Director Plan. An aggregate of 75,000 shares shall be available under this Director Plan. Such number of shares, and the number of shares subject to options outstanding under this Director Plan, shall be subject in all cases to adjustment as provided in Paragraph 10. No option shall be granted under this Director Plan subsequent to October 27, 2004.

            (b) Shares subject to options may be made available from unissued or treasury shares of stock. Notwithstanding the provisions of subparagraph 4(a), any shares released from any unexercised or expired options may be made subject to additional options granted under this Director Plan.

            (c) Nothing contained in this Director Plan or in any option granted pursuant hereto shall in itself confer upon any optionee any right to continue serving as a director of the Company or interfere in any way with any right of the Board of Directors or stockholders of the Company to remove such director pursuant to the certificate of incorporation or by-laws of the Company or applicable law.

      5. Option Price. Subject to adjustment under Paragraph 10, the option price shall be the fair market value of the Company's Class A common stock on the date the option is granted, as determined by the Board of Directors.

      6. Duration of Options, Increments and Extensions. Subject to the provisions of Paragraph 8, each option shall be for a term of ten (10) years. Each option shall become exercisable with respect to 25% of the total number of shares one year after the date of grant and with respect to an additional 25% at the end of each twelve-month period thereafter during the succeeding three years.

      7.    Exercise of Option.   An option may be exercised by
giving written notice to the Company, attention of the Secretary, specifying the number of Class A common stock to be purchased, accompanied by the full purchase price for such number of shares, either in cash, by check, or in shares of Class A common stock, or by a combination thereof. The per share value of the Class A common stock delivered in payment of the option price shall be fair market value on the date of exercise, based on the closing price of the shares on the New York Stock Exchange.

      8.    Termination - Exercise Thereafter.

            (a) If an optionee dies without having fully exercised his or her option, the executors or administrators of his or her estate or legatees or distributees shall have the right during a one
(1) year period following his or her death (but not after the expiration of the term of such option) to exercise such option in whole or in part but only to the extent that the optionee could have exercised the option at the date of his or her death.

            (b) If any optionee resigns from the Board of Directors due to physical disability or retirement, the optionee's option shall terminate three (3) months after his or her resignation (but not after the expiration of the term of such option) and may be exercised only to the extent that such optionee could have exercised the option at the date of his or her resignation.

            (c) If the optionee resigns from the Board of Directors for any other reason other than physical disability or retirement, the optionee' option shall terminate upon said resignation.

      9. Non-Transferability of Options. No option shall be transferable by the optionee otherwise than by will or the laws of descent and distribution, and each option shall be exercisable during an optionee's lifetime only by the optionee.

      10. Adjustment upon Change in Stock. Each option and the number and kind of shares subject to future options under the Director Plan will be adjusted, as may be determined to be equitable by the Board, in the event there is any change in the outstanding
Class A common stock of the Company by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination or exchange of shares, or the like, and the Board of Directors determination of such adjustment provisions shall be final, conclusive and binding.

      11.   Amendment of Director Plan.

            (a) The Board of Directors of the Company may amend or discontinue this Director Plan at any time; provided, however, that no such amendment or discontinuance shall (i) change or impair any option previously granted without the consent of the optionee,
(ii) increase the maximum number of shares which may be purchased by all eligible directors pursuant to this Director Plan, (iii) change the purchase price, or (iv) change the option period or increase the time limitations on the grant of options.

            (b) Notwithstanding the provisions of subparagraph 11(a), the provisions of this Director Plan related to (i) those persons entitled to receive grants hereunder, (ii) the amount and exercis price of the shares of Stock covered by options granted or to be granted hereunder or (iii) the timing of grants made hereunder, may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the rules thereunder.

      12.   Effective  Date.   This Director  Plan has  been adopted
and authorized by the Board of Directors for submission to the stockholders of the Company. If this Director Plan is approved by the affirmative vote of the holders of a majority of the voting stock of the Company voting in person or by proxy at a duly held stockholders' meeting, it shall be deemed to have become effective on October
27, 1994, the date of adoption by the Board of Directors. Options may be granted under this Director Plan prior, but subject, to the approval of this Director Plan by stockholders of the Company and, in each such case, the date of grant shall be determined without reference to the date of approval of this Director Plan by the stockholders of the Company.